Exhibit (i)

Law Offices of Stephanie A. Djinis

1749 Old Meadow Road, Suite 310

McLean, VA 22102

February 15, 2005

Spirit of America Investment Fund, Inc.

477 Jericho Turnpike

Syosset, NY 11791

Dear Sirs:

Spirit of America Investment Fund, Inc. (the “Corporation”) is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated April 18, 1997. The Corporation is currently comprised of two series: Spirit of America Real Estate Fund (“the Real Estate Fund”) and Spirit of America Value Fund (“the Value Fund”). You have requested our opinion, as counsel to the Corporation, as to certain matters regarding the issuance of shares of the Corporation. As used herein, the term “Shares” means any of the 1,000,000,000 shares of Class A and Class B common stock, par value $.001 per share, of the Real Estate Fund and any of the 500,000,000 shares of common stock, par value $.001 per share, of the Value Fund that are issued during the time that Post-Effective Amendment No. 11 to the Corporation’s Registration Statement on Form N-1A (“PEA No. 11”) is effective.

We have examined certified or other copies, believed to be genuine, of the Corporation’s Articles of Incorporation, Articles Supplementary and By-laws, and such resolutions and minutes of meetings of the Corporation’s Board of Directors as deemed relevant to this opinion, and we are generally familiar with its business affairs. This opinion is limited to the laws and facts in existence on the date hereof, and the laws of the State of Maryland and to the Securities Act of 1933 (“1933 Act”), the Investment Company Act of 1940 (“1940 Act”) and the regulations of the Securities and Exchange Commission (“SEC”) thereunder.

Based upon such law and facts, we are of the opinion that the issuance of the Shares has been duly authorized by the Corporation and that, when sold in accordance with the terms contemplated by PEA No. 11, including receipt by the Corporation of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion in connection with PEA No. 11 being filed with the Securities and Exchange Commission.

Sincerely yours,

Stephanie A. Djinis